Credit Suisse Capital Appreciation Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2005


Portfolio:			Credit Suisse Capital Appreciation Fund


Security:			Navteq Corp.


Date Purchased:			5/4/2005


Price Per Share:		$36.87


Shares Purchased
by the Portfolio *:		63,000


Total Principal Purchased
by the Portfolio *:		$2,322,810.00


% of Offering Purchased
by the Portfolio:		.21%


Broker:				Merrill Lynch


Member:				Co-Manager


Portfolio:			Credit Suisse Capital Appreciation Fund


Security:			CBOT Holdings Inc.-Cl.


Date Purchased:			10/18/2005


Price Per Share:		$54.00


Shares Purchased
by the Portfolio *:		1,800


Total Principal Purchased
by the Portfolio *:		$97,200.00


% of Offering Purchased
by the Portfolio:		.06%


Broker:				JP Morgan Syndicat


Member:				Lead Manager